Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $2.07; includes $0.07 per share loss from non-core items

•	Second quarter core net operating earnings per share of $2.14

•	Second quarter annualized ROE of 15.0%; core operating ROE of 15.5%

•	Overall average renewal rate increases excluding workers’ compensation of approximately 7%

•	Capital returned to shareholders in the second quarter was approximately $107 million, including $39 million in share repurchases

CINCINNATI – August 5, 2025 – American Financial Group, Inc. (NYSE: AFG) today reported 2025 second quarter net earnings of $174 million ($2.07 per share) compared to $209 million ($2.49 per share) for the 2024 second quarter. Net earnings for the 2025 second quarter included after-tax non-core losses of $5 million ($0.07 per share loss) compared to $6 million ($0.07 per share loss) in the 2024 second quarter. Annualized return on equity was 15.0% and 18.0% for the second quarters of 2025 and 2024, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $179 million ($2.14 per share) for the 2025 second quarter, compared to $215 million ($2.56 per share) in the 2024 second quarter. The year-over-year decrease reflects lower underwriting profit and lower returns on alternative investments. Additional details for the 2025 and 2024 second quarters may be found in the table below. Core net operating earnings for the second quarters of 2025 and 2024 generated annualized returns on equity of 15.5% and 18.5%, respectively, which is calculated excluding AOCI.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2025	2024	2025	2024	2025	2024
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$265	$286	$8	$33	$273	$319
Other expenses	(27)	(27)	—	—	(27)	(27)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	219	240	8	33	227	273
Related provision for income taxes	46	51	2	7	48	58

Core Net Operating Earnings	$173	$189	$6	$26	$179	$215

Core Operating Earnings Per Share	$2.07	$2.25	$0.07	$0.31	$2.14	$2.56

Weighted Avg Diluted Shares Outstanding	83.5	83.9	83.5	83.9	83.5	83.9

AFG’s book value per share was $54.15 at June 30, 2025. AFG paid cash dividends of $0.80 per share during the second quarter. For the three months ended June 30, 2025, AFG’s growth in book value per share plus dividends was 4.7% and year to date, growth in book value per share plus dividends was 8.6%.

Book value per share excluding AOCI was $55.74 at June 30, 2025. For the three months ended June 30, 2025, AFG’s growth in book value per share excluding AOCI plus dividends was 3.5%. Year to date, growth in book value per share excluding AOCI plus dividends was 5.9%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Components of net earnings:
Core operating earnings before income taxes	$227	$273	$421	$563
Pretax non-core items:
Realized gains (losses) on securities	2	(2)	5	12

Earnings before income taxes	229	271	426	575
Provision for income taxes:
Core operating earnings	48	58	90	117
Non-core items	7	4	8	7

Total provision for income taxes	55	62	98	124

Net earnings	$174	$209	$328	$451

Net earnings:
Core net operating earnings(a)	$179	$215	$331	$446
Non-core items:
Realized gains (losses) on securities	2	(2)	4	9
Other	(7)	(4)	(7)	(4)

Net earnings	$174	$209	$328	$451

Components of earnings per share:
Core net operating earnings(a)	$2.14	$2.56	$3.96	$5.32
Non-core Items:
Realized gains (losses) on securities	0.02	(0.02)	0.05	0.11
Other	(0.09)	(0.05)	(0.09)	(0.05)

Diluted net earnings per share	$2.07	$2.49	$3.92	$5.38

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report an annualized core operating return on equity of 15.5% despite muted quarterly returns from alternative investments. Overall underwriting margins in our specialty P&C insurance businesses were strong, and higher interest rates increased net investment income, excluding alternatives, by 10% year over year. These results, coupled with effective capital management and our entrepreneurial, opportunistic culture and disciplined operating philosophy enable us to continue to create value for our shareholders.

Messrs. Lindner continued: “AFG continued to have significant excess capital at June 30, 2025. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a 93.1% combined ratio in the second quarter of 2025, 2.6 points higher than the 90.5% reported in the second quarter of 2024. Second quarter 2025 results include 2.3 points related to catastrophe losses, consistent with results in the 2024 second quarter. Second quarter 2025 results benefited from 0.7 points of favorable prior year reserve development, compared to 2.3 points in the second quarter of 2024. Underwriting profit was $114 million for the 2025 second quarter compared to $151 million in the second quarter of the prior period. Higher year-over-year underwriting profit in our Specialty Financial Group was more than offset by lower underwriting profit in our Specialty Casualty and Property and Transportation Groups.

Second quarter 2025 gross and net written premiums were up 10% and 7%, respectively, when compared to the second quarter of 2024. Earlier reporting of crop acreage by insureds impacted the timing of the recording of crop premiums and contributed to the year-over-year increase, particularly when compared to later reporting of acreage at this same time the previous year. Excluding the crop business, gross and net written premiums grew 6% and 5%, respectively. We continue to achieve year-over-year premium growth in our Specialty P&C business overall as a result of new business opportunities, a good renewal rate environment, and increased exposures.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 7% for the quarter, consistent with pricing increases achieved in the first quarter. Including workers’ compensation, renewal rates were up approximately 6% overall, about a point higher than the previous quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $27 million in the second quarter of 2025, compared to $40 million in the second quarter of 2024, reflecting the impact of particularly strong crop results in the 2024 quarter. Catastrophe losses in this group were $12 million in the second quarter of 2025, compared to $13 million in the second quarter of 2024. Overall, the businesses in the Property and Transportation Group achieved a 95.2% calendar year combined ratio in the second quarter, 2.5 points higher than the comparable period in 2024.

Second quarter 2025 gross and net written premiums in this group were 15% and 10% higher, respectively, than the comparable prior year. Earlier reporting of crop acreage compared to 2024, which impacts the timing of crop premiums, contributed to higher second quarter premiums in this group. Excluding the crop business, gross and net written premiums in this group grew by 6% and 5%, respectively. Increased exposures, new business opportunities and a favorable rate environment contributed to growth in our transportation businesses. Overall renewal rates in this group increased 8% on average in the second quarter of 2025, a point higher than the pricing achieved in this group for the first quarter of 2025.

The Specialty Casualty Group reported underwriting profit of $49 million in the second quarter of 2025, compared to $86 million in the second quarter of 2024, reflecting lower underwriting profit in our excess and surplus businesses and social services business. Underwriting profitability in our workers’ compensation businesses continues to be very strong and was slightly higher than the 2024 quarter. The businesses in the Specialty Casualty Group achieved a solid 93.9% calendar year combined ratio in the second quarter of 2025, 4.8 points higher than the very strong 89.1% reported in the comparable period in 2024.

Second quarter 2025 gross and net written premiums increased 4% and 2%, respectively, when compared to the same prior year period. Higher year-over-year premiums in our mergers & acquisitions business and growth across a variety of other businesses in this group resulting from new business opportunities, higher rates and strong policy retention were partially offset by lower premiums due to a challenging market in our directors’ & officers’ liability business. In addition, we continued to non-renew certain housing and daycare accounts in our social services businesses. Excluding our workers’ compensation businesses, renewal rates for this group were up approximately 8% in the second quarter. Overall renewal rates in this group including workers’ compensation were up about 6% and consistent with the first quarter of 2025.

The Specialty Financial Group reported an underwriting profit of $38 million in the second quarter of 2025, compared to $25 million in the second quarter of 2024, reflecting higher year-over-year underwriting profitability, particularly in our financial institutions and surety businesses. Catastrophe losses for this group were $19 million in the second quarter of 2025 compared to $18 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported a combined ratio of 86.1% for the second quarter of 2025, 3.6 points better than the 89.7% reported in the comparable period in 2024.

Second quarter 2025 gross and net written premiums were up 15% and 12% in this group, respectively, when compared to the prior year period, primarily due to growth in our financial institutions business. Renewal pricing in this group was flat during the quarter.

Carl Lindner III stated, “Overall underwriting profitability was strong in our Specialty P&C businesses in the second quarter of 2025, and we remain confident about the strength of our reserves. A continued favorable pricing environment and new business opportunities enabled us to grow our Specialty P&C businesses, and we continue to expect premium growth for the full year in 2025. I am especially pleased that we achieved double digit rate increases in our most social inflation-exposed lines of businesses.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended June 30, 2025, increased 10% year-over-year as a result of higher interest rates and higher average balances of invested assets. Property and casualty net investment income including the impact of alternative investments was approximately 5% lower than the comparable 2024 period.

The annualized return on alternative investments was approximately 1.2% for the 2025 second quarter compared to 5.1% for the prior year quarter. The impact on rental rates and occupancy from a surge in new apartment supply in certain otherwise strong markets reduced the fair value of some multi-family investments and tempered the performance of our alternative investment portfolio in the second quarter of 2025. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2024, was approximately 12%. We continue to remain optimistic regarding the prospects of attractive returns over the long term from our alternative investment portfolio, with an expectation of annual returns averaging 10% or better.

Non-Core Net Realized Gains (Losses) – AFG recorded second quarter 2025 net realized gains of $2 million ($0.02 per share) after tax, which included $7 million ($0.08 per share) in after-tax net gains to adjust equity securities that the Company continued to own at June 30, 2025, to fair value. By comparison, AFG recorded second quarter 2024 net realized losses of $2 million ($0.02 per share loss) after tax.

After-tax unrealized losses related to fixed maturities were $106 million at June 30, 2025. Our portfolio continues to be high quality, with 95% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates and impacts from tariffs or other trade actions, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business or reputation and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2025 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 6, 2025. Event registration and access provides two ways to access the call.

Participants should register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2025-18

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues
Net earned premiums	$1,647	$1,585	$3,227	$3,131
Net investment income	184	188	357	386
Realized gains (losses) on securities	2	(2)	5	12
Income of managed investment entities:
Investment income	68	98	144	197
Gain (loss) on change in fair value of assets/liabilities	(4)	4	(7)	14
Other income	27	27	54	66

Total revenues	1,924	1,900	3,780	3,806
Costs and expenses
Losses and loss adjustment expenses	1,007	937	1,972	1,849
Commissions and other underwriting expenses	534	506	1,064	1,009
Interest charges on borrowed money	19	19	38	38
Expenses of managed investment entities	60	90	128	182
Other expenses	75	77	152	153

Total costs and expenses	1,695	1,629	3,354	3,231

Earnings before income taxes	229	271	426	575
Provision for income taxes	55	62	98	124

Net earnings	$174	$209	$328	$451

Diluted earnings per common share	$2.07	$2.49	$3.92	$5.38

Average number of diluted shares	83.5	83.9	83.7	83.9

Selected Balance Sheet Data:	June 30, 2025	December 31, 2024
Total cash and investments	$16,049	$15,852
Long-term debt	$1,476	$1,475

Shareholders’ equity(b)	$4,516	$4,466
Shareholders’ equity (excluding AOCI)	$4,648	$4,706

Book value per share(b)	$54.15	$53.18
Book value per share (excluding AOCI)	$55.74	$56.03

Common Shares Outstanding	83.4	84.0

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2025	2024		2025	2024
Gross written premiums	$2,653	$2,406	10%	$4,944	$4,742	4%

Net written premiums	$1,803	$1,692	7%	$3,414	$3,326	3%

Ratios (GAAP):
Loss & LAE ratio	61.1%	59.1%		61.1%	58.8%
Underwriting expense ratio	32.0%	31.4%		32.5%	31.4%

Specialty Combined Ratio	93.1%	90.5%		93.6%	90.2%

Combined Ratio – P&C Segment	93.1%	90.5%		93.6%	90.3%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$1,247	$1,084	15%	$2,144	$2,043	5%
Specialty Casualty	1,062	1,023	4%	2,130	2,120	-%
Specialty Financial	344	299	15%	670	579	16%

	$2,653	$2,406	10%	$4,944	$4,742	4%

Net Written Premiums:
Property & Transportation	$759	$690	10%	$1,322	$1,287	3%
Specialty Casualty	765	753	2%	1,537	1,556	(1%)
Specialty Financial	279	249	12%	555	483	15%

	$1,803	$1,692	7%	$3,414	$3,326	3%

Combined Ratio (GAAP):
Property & Transportation	95.2%	92.7%		94.0%	90.6%
Specialty Casualty	93.9%	89.1%		95.8%	90.7%
Specialty Financial	86.1%	89.7%		86.5%	88.1%

Aggregate Specialty Group	93.1%	90.5%		93.6%	90.2%

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(13)	$(34)	$(32)	$(80)
Specialty Casualty	10	(2)	22	(13)
Specialty Financial	(9)	—	(22)	6

Specialty Group	(12)	(36)	(32)	(87)
Other	1	1	1	2

Total Reserve Development	$(11)	$(35)	$(31)	$(85)

Points on Combined Ratio:
Property & Transportation	(2.2)	(6.3)	(3.0)	(7.5)
Specialty Casualty	1.2	(0.2)	1.4	(0.8)
Specialty Financial	(3.2)	0.1	(3.9)	1.3

Aggregate Specialty Group	(0.7)	(2.3)	(1.0)	(2.8)
Total P&C Segment	(0.7)	(2.2)	(1.0)	(2.7)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Core Operating Earnings before Income Taxes:
P&C insurance segment	$273	$319	$519	$659
Interest and other corporate expenses	(46)	(46)	(98)	(96)

Core operating earnings before income taxes	227	273	421	563
Related income taxes	48	58	90	117

Core net operating earnings	$179	$215	$331	$446

b)

Shareholders’ Equity at June 30, 2025, includes ($132 million) ($1.59 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($240 million) ($2.85 per share loss) at December 31, 2024.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.